FOR IMMEDIATE RELEASE

October 1, 2008

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2008…..On October 1, 2008, the Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) declared its quarterly dividend on the Company’s Common Stock of $0.15 per share payable December 15, 2008, to shareholders of record at the close of business on November 17, 2008.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on October 1, 2008, the Board of Directors declared a dividend for the period commencing September 1, 2008 and ending November 30, 2008, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable December 15, 2008, to shareholders of record at the close of business on November 17, 2008.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s equity portfolio consists of fifty-seven industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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